Exhibit 3.5

ESS HOLDINGS BUSINESS TRUST II

AGREEMENT AND DECLARATION OF TRUST

The parties to this Agreement and Declaration of Trust (this “Declaration”), dated May 5, 2004, are Kenneth R. Beck, Kent W. Christensen and Charles L. Allen, c/o Extra Space Storage Inc., 2795 Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121 (together with any other trustee or trustees properly appointed and serving at any time under the provisions of this Declaration, the “Trustees”), and such persons or entities as may become beneficial owners by the acceptance of certificates evidencing Shares of Beneficial Interest (as defined in Section 6 hereof) issued hereunder (the “Shareholders”).

The Trustees propose to carry on, directly or through other entities, such general business activity as they deem proper for the Shareholders, including, but not limited to, acquiring, holding and disposing of one or more partnership interests (“Partnership Interests”) in Extra Space Storage LP, a Delaware limited partnership (the “Underlying Partnership”), borrowing and lending money, and engaging in any lawful act or activity in which a trust with transferable shares of beneficial interest (commonly known as a business trust) may engage under the laws of the Commonwealth of Massachusetts (collectively, the “Business”).

It is proposed that in connection therewith the Trustees manage in the manner hereinafter stated such capital and other property as they may hereafter acquire as Trustees, and that the beneficial interest in the trust created hereby (the “Trust”) be divided into transferable Shares of Beneficial Interest, evidenced by certificates therefor, as hereinafter provided.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Establishment of Trust.

The Trustees shall hold all money and other property now or hereafter acquired by them as Trustees, whether transferred by subscribers for the issuance of shares hereunder or otherwise by any person or entity, together with the proceeds and profits thereof, IN TRUST, to conduct such general business activity as they deem proper for the Shareholders, including, but not limited to, the Business, upon the terms set forth herein.

2.	Name of Trust, Location, Etc.

All acts of a Trustee or Trustees relating to the Trust established hereby may be done under the name of “ESS Holdings Business Trust II,” or such other name or names as the Trustees may from time to time adopt for the Trust.

The mailing address of the Trust shall be c/o Extra Space Storage Inc., 2795 Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, or such other place as the Trustees may determine from time to time, and the principal place of business of the Trust shall be 2795 Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121, or such other place as the Trustees may determine from time to time.

The name and address of the resident agent of the Trust in the Commonwealth of Massachusetts is Corporation Service Company, 84 State Street, Boston, Massachusetts 02109.

Copies of this Declaration shall be filed as and to the extent required by Chapter 182, Section 2 of the Massachusetts General Laws, or any other applicable provision of law.

3.	Trustees.

The following provisions shall apply to Trustees serving under this Declaration:

(a)	Number and Tenure.

There shall be three (3) original Trustees. The original Trustees and any successor or additional Trustees shall remain in office during their respective lifetimes, except that any Trustee’s tenure may be sooner terminated (for any reason or for no reason) by his resignation, by adjudication of judicial incompetence, by dissolution (in the event of a non-individual Trustee), by adjudication of bankruptcy or insolvency, or by a written instrument signed by holders of a majority of the then outstanding Shares of Beneficial Interest issued hereunder.

(b)	Resignation of Trustees.

Any Trustee hereunder may resign by an instrument in writing delivered to the remaining Trustees, or, if there are no remaining Trustees, to all Shareholders.

(c)	Additional Trustees; Succession of Trustees.

Additional Trustees and successor Trustees may be appointed at any time and from time to time by majority vote of the Trustees then serving, or, if there are no remaining Trustees, by an instrument in writing signed by the holders of a majority of the then outstanding Shares of Beneficial Interest issued hereunder.

(d)	Effect of Appointment of Successor and Additional Trustees.

Upon the appointment of successor or additional Trustees, the title to the Trust estate shall thereupon and without the necessity of any conveyance be vested in the successor or additional Trustees jointly with the remaining Trustees, if any. Any successor or additional Trustees shall have all the same rights, powers, authority and privileges as the original Trustees hereunder.

(e)	Actions by Trustees.

The Trustees may act with or without a meeting. Unless specifically provided otherwise in this Declaration or in any amendment hereto, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees or without a meeting by written consent of a majority of the Trustees.

(f)	Meetings of the Trustees.

No regular meetings of the Trustees shall be held. Meetings may be called by the president or clerk, if either of these be designated, or by any Trustee, by seven (7) days’ prior written notice to the Trustees stating the matters to be acted upon, and upon such notice, a majority of the Trustees shall constitute a quorum at such meeting. Meetings may be held in person or by telephone or other communications medium permitting each participating Trustee to hear each other participating Trustee.

4.	Powers.

(a)	General Power and Authority of Trustees.

The Trustees shall have, without further or other authorization, and free from any power or control on the part of the Shareholders, full, absolute and exclusive power, control and authority over the Trust estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right and may do all such acts and things as in their sole judgment and discretion are necessary for, incidental to, or desirable for the conduct of the business of the Trust. Any construction of this Declaration or any determination made in good faith by the Trustees of the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration, presumption shall be in favor of the grant of powers and authority to the Trustees. The enumeration of any specific power or authority herein shall not be construed as limiting the aforesaid powers or the general powers or authority or any other specified power or authority conferred herein upon the Trustees. Unless specifically otherwise stated herein, all decisions to be made or actions to be taken by the Trustees hereunder shall be made or taken by a majority of the Trustees.

(b)	Specific Powers and Authority.

In the administration of the Trust, in addition to any powers or authority conferred by this Declaration or which the Trustees may have by virtue of any present or future statute or rule of law, the Trustees, without any action or consent by the Shareholders, shall have and may exercise at any time and from time to time the following powers and authority, which may or may not be exercised by them in their sole judgment and discretion and in such manner and upon such terms and conditions as they may from time to time deem proper:

(i) To accept subscriptions and capital in exchange for Shares of Beneficial Interest and to issue certificates evidencing the same;

(ii) To develop, buy, acquire, invest in, maintain, improve, operate, hold, lease, finance, refinance, sell or otherwise dispose of, or in any other manner deal with or exercise powers and privileges with respect to, real or personal (including both tangible and intangible) property of any type or description, including, without limitation, debt or equity interests in one or more other entities, or any interest therein or part thereof, including the Partnership Interests in the Underlying Partnership (including, without limitation, exercising voting rights with respect to Trust property constituting such interests), upon such terms and for such consideration as they deem proper;

(iii) To make such contracts and enter into such other arrangements (including contracts and arrangements with Shareholders and their affiliates) from time to time as they deem expedient in the conduct of the Business;

(iv) To borrow money or guarantee the indebtednesses or contractual obligations of others, and to pledge and/or mortgage any or all of the Trust property as security therefor;

(v) To loan money, with or without security, on such terms as they deem proper;

(vi) To receive or sue for all monies at any time becoming due to the Trust;

(vii) To bring, defend, and compromise actions or arbitrations, in the name of the Trust or the Trustees, at law or in equity;

(viii) To employ or retain as independent contractors any persons or entities (“Persons”), including Trustees, Shareholders, or any affiliate(s) of any of them, to perform services related to the conduct of the business of the Trust and the administration of the Trust, to confer upon such Persons such powers and authority as the Trustees may deem expedient, and to pay such Persons reasonable compensation for their services;

(ix) To consent to, and participate in, any plan of reorganization, consolidation, merger or other similar plan and consent to any contract, lease, mortgage, purchase, sale or other action pursuant to such plan;

(x) To hold title in the name of a nominee; and

(xi) To do such other things and incur such other obligations as in their judgment will advance the purposes of the Trust.

5.	Officers.

The Trustees may appoint a president, vice president(s), treasurer, clerk, assistant treasurer(s), assistant clerk(s), or any other officers they may deem useful or appropriate, and no such officer need be either a Trustee or a Shareholder. Any such officer, or any agent or employee of the Trust shall have such powers, duties and responsibilities as the Trustees may deem advisable, and shall be subject to removal at any time by the Trustees. All officers shall hold office for such period as may be determined by the Trustees, and the Trustees shall fix the compensation of all officers. The Trustees and officers may receive reasonable compensation for their general services as Trustees and officers hereunder (including, without limitation, reimbursement for their out-of-pocket expenses incurred in that capacity), and may be paid such compensation for special services as the Trustees, in good faith, may deem reasonable.

6.	Beneficial Interest.

The beneficial interest in the Trust estate shall be divided into transferable shares of beneficial interest (“Shares of Beneficial Interest”), the ownership of which shall be evidenced by share certificates. Such certificates shall represent only an equitable interest in the Trust property. The acceptance of such a certificate shall constitute the accepting Person a Shareholder and a party to this Declaration, and he, she, or it shall be bound by the provisions hereof thereby. The rights of a Shareholder shall be limited to those specifically set forth in the certificate and in this Declaration.

(a)	Number of Shares of Beneficial Interest.

The beneficial interest in the Trust estate shall be divided into one hundred (100) Shares of Beneficial Interest, without par value. Fractional Shares of Beneficial Interest may be issued. Shares of Beneficial Interest shall be non-assessable.

(b)	Change in Number of Shares of Beneficial Interest.

The Trustees, with the written consent of holders of a majority of the Shares of Beneficial Interest, may increase or reduce the number of Shares of Beneficial Interest at any time and from time to time.

(c)	Transfer of Shares of Beneficial Interest.

Subject to the provisions of subsections (d) and (e) of this Section 6, certificates for Shares of Beneficial Interest may be transferred by the holders thereof in person, or by a duly authorized attorney. The transferee shall surrender such certificate, duly endorsed for transfer, to the Trustees, who shall execute and deliver to the transferee one or more new certificates representing the Shares of Beneficial Interest so transferred. No such transfer shall be binding upon the Trustees until it has been recorded on the transfer books of the Trust.

(d)	Restrictions on Transfer, Etc.

The Trustees shall have the power to enter into agreements on behalf of the Trust with the Shareholders to restrict the transfer of Shares of Beneficial Interest issued hereunder or to provide for the redemption of such Shares of Beneficial Interest or the liquidation of the Trust in accordance with the provisions thereof.

(e)	Death, Bankruptcy, Insolvency, Liquidation or Dissolution of Shareholder.

The death, bankruptcy, insolvency, liquidation or dissolution of a Shareholder during the continuance of this Trust shall not terminate the Trust, nor entitle the legal representatives, successors or heirs of such Shareholder to any accounting or to any action in the courts or otherwise against the Trust property or the Trustees. The Shares of Beneficial Interest of a deceased Shareholder may be transferred by will, by operation of law or by agreement.

(f)	Lost or Destroyed Certificates.

In the event of the loss or destruction of a certificate, the Trustees may, in their discretion, issue a new certificate representing the Shares of Beneficial Interest evidenced by the lost or destroyed certificate upon satisfactory proof of its loss or destruction.

7.	Legal Title; Shareholder Interests.

(a)	Trust Property.

Legal title to all property belonging to the Trust, including, without limitation, the Partnership Interests in the Underlying Partnership, shall be held either by the Trustees or in the name of a nominee, including a nominee trust. The Trustees shall have absolute control over the management and disposition of all property in which the Trust has an ownership interest, whether legal title is held by the Trustees or in the name of a nominee.

(b)	Interests of the Shareholders in the Trust Property.

The ownership of the Trust’s property of every description and the right to conduct any business hereinbefore described (including, without limitation, the Business) are vested exclusively in the Trustees, and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares of Beneficial Interest, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust, nor can they be called upon to share or assume any losses of the Trust or suffer an assessment of any kind by virtue of their ownership of Shares of Beneficial Interest. The Shares of Beneficial Interest shall be personal property giving only the rights specifically set forth in this Declaration. The Shares of Beneficial Interest shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights.

8.	Status of Trust, Trustees and Shareholders.

(a)	Trust Relationship.

A trust (and not a partnership, joint stock association, corporation, limited liability company, bailment or any other non-trust relationship), is created by this Declaration. The relationship of the Shareholders to the Trustees is solely that of cestuis que trustent, and neither the Shareholders nor the Trustees are partners.

(b)	Liability Limited to the Trust Estate.

The Trust estate alone shall be liable for the payment or satisfaction of all obligations, claims and liabilities incurred in carrying on the affairs of this Trust.

(c)	No Personal Liability of Shareholders, Trustees, Etc.

No Shareholder shall be subject to any personal liability whatsoever to any Person in connection with the Trust’s property or the acts, obligations or affairs of the Trust. No Trustee, officer or employee of the Trust shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its Shareholders, in connection with Trust property or the acts, obligations or affairs or the Trust. If any Shareholder, Trustee, officer or employee, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability of the Trust, he shall not on account thereof be held to any personal liability. The Trust shall indemnify and hold each Shareholder and each Shareholder’s directors, officers, employees and agents, harmless from and against all claims and liabilities to which such Shareholder or any such other person may become subject by reason of Shareholder being or having been a Shareholder, and shall reimburse such Shareholder and any other such person out of the Trust’s property for all legal and other expenses reasonably incurred by such Shareholder or any such other person in connection with any such claim or liability. The rights accruing to a Shareholder and its directors, officers, employees and agents under this Section 8 shall not impair any other right to which such Shareholder or any such other person may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Shareholder or any such other person in any appropriate situation even though not specifically provided herein.

(d)	Proceedings.

Proceedings against this Trust may be brought against the Trustees as Trustees hereunder but not personally. The Trustees shall be parties to any such proceedings only insofar as necessary to enable such obligation or liability to be enforced against the Trust estate. In such proceedings, service of process upon one of the Trustees or upon any agent whom they have appointed for that purpose shall be sufficient.

(e)	Non-liability of Trustees, Etc.

No Trustee, officer or employee of the Trust shall be liable to the Trust or to any Shareholder, Trustee, officer or employee thereof, for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust), except for and in the case of such person’s own bad faith, willful misfeasance or reckless disregard of the duties involved in the conduct of his office.

(f)	Indemnification.

(i) Subject to the exceptions and limitations contained in paragraph (ii) below:

(A) every Person who is, or has been, a Trustee, officer or employee of the Trust, shall be indemnified by the Trust from and against any and all liability and expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee, officer or employee or for service at the request of the Trust in any capacity with respect to any employee benefit plan and against amounts paid or incurred by him in the settlement thereof;

(B) the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal, administrative, legislative, investigative or other, including appeals), actual or threatened; and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(ii) No indemnification shall be provided hereunder to a Trustee, officer or employee against any liability to the Trust or the Shareholders by reason of a final adjudication by a court or other body before which a proceeding was brought (which adjudication is not subject to appeal or as to which the time for appeal has expired) that he engaged in willful misfeasance, bad faith or reckless disregard of the duties involved in the conduct of his office.

(iii) The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Trustee, officer or employee may now or hereafter be entitled, shall continue as to a Person who has ceased to be such a Trustee, officer or employee, and shall inure to the benefit of the heirs, executors, administrators and assigns of such a Person. Nothing contained herein shall affect any rights to indemnification to which personnel of the Trust other than Trustees, officers or employees may be entitled by contract or otherwise under law.

(iv) Reasonable expenses of preparation and presentation of a defense to any such claim, action, suit or proceeding by any Trustee, officer or employee shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this subsection (f) with respect thereto.

(g)	No Bond Required of Trustees.

No Trustee shall be obligated to give any bond, security or surety in any form for the performance of any of his duties hereunder.

(h)	Protection of Persons Dealing with Trustees, Etc.

A resolution of the Trustees authorizing a particular act shall be conclusive evidence in favor of other Persons that such act is within the powers of the Trustees. No license of court shall be requisite to the validity of any transaction entered into by the Trustees, and the Trustees shall have full power and authority to execute all deeds and other instruments necessary or proper to carry such transactions into effect. Any certificate executed by an individual who, according to the records of the Trust appears to be a Trustee or officer of the Trust hereunder, certifying to: (i) the number or identity of the Trustees or Shareholders, (ii) the due authorization of the execution of any instrument or writing, (iii) the form of any vote passed at a meeting or by consent of the Trustees or Shareholders, (iv) the fact that the number of Trustees or Shareholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (v) the form of any By-laws (if any) adopted by or the identity of any officers elected by the Trustees or (vi) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any Person dealing with the Trustees and their successors.

No purchaser, lender or other Person dealing with the Trustees or any officer or employee of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer or employee or be liable for the application of money or property paid, loaned or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, instrument, certificate, certificate representing Shares of Beneficial Interest, security or undertaking of the Trust, and every other act or thing whatsoever executed in connection with the Trust, shall be conclusively presumed to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. Every written obligation, contract, instrument, certificate, certificate representing Shares of Beneficial Interest, security or undertaking of the Trust made or issued by the Trustees or by an officer, employee or agent of the Trust, may recite that the same is executed or made by them not individually, but as Trustees, officers, employees or agents under this Declaration, and that the obligations of the Trust under any such instrument are not binding upon any of the Trustees, officers, employees, agents or Shareholders individually, but bind only the Trust estate, and may contain any further recital which they may deem appropriate, but the omission of such recital shall not operate to bind the Trustees, officers, employees, agents or Shareholders individually. The Trustees may at all times maintain insurance for the protection of the Trust property, its Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable.

(i)	Reliance on Experts, Etc.

Each Trustee, officer or employee of the Trust shall, in the performance of his duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of its officers or employees or by a transfer agent, accountants, appraisers or other experts or consultants selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or expert may also be a Trustee.

9.	Distributions.

The Trustees shall distribute to the Shareholders out of the net income or corpus of the Trust such sums as they shall determine from time to time. The amounts to be distributed and the time of distributions shall rest in the discretion of the Trustees. The Shareholders shall share in such distributions in proportion to their beneficial interests in the Trust as represented by their holdings of Shares of Beneficial Interest.

10.	Meetings of Shareholders.

The Trustees may call meetings of the Shareholders at such times as they may deem advisable in the best interests of the Trust. Written notice of each such meeting, specifying the time, place and purpose thereof, shall be sent by registered mail to the Shareholders at least seven (7) days prior to the holding of such meeting. A notice addressed to a Shareholder at the address listed in the register of Shareholders maintained by the Trustees shall be sufficient notice under this Section.

11.    No Personal Liability.

The Trustees shall have no power to bind the Shareholders personally. All Persons dealing with the Trustees or with any agent of the Trustees shall look only to the Trust estate for the payment of any sum due as a result of such dealing. To the greatest extent feasible, in every instrument executed by the Trustees and creating an obligation of any kind, the Trustees shall stipulate that neither they nor the Shareholders shall be held to any personal liability under such instrument.

12.	Records.

The Trustees shall keep a record of all meetings of the Trustees and of the Shareholders and shall keep books of account showing the receipts and disbursements of the Trust estate. The Trustees shall prepare, as soon as practicable after the end of the Trust’s fiscal year, a complete report of the business of the Trust during such year. The fiscal year of the Trust shall end on December 31st of each year. In addition, the Trustees shall maintain proper transfer books and a register of the names, addresses and Shares of Beneficial Interest of the Shareholders hereunder.

13.	Term.

The Trust shall terminate on December 31, 2104 unless sooner terminated as hereinafter provided. In the case of any such termination, the Trustees shall transfer and convey the entire Trust estate, subject to any leases, mortgages, contracts or other encumbrances thereon, to the holders of the then outstanding Shares of Beneficial Interest hereunder as tenants in common in proportion to their respective interests, or as otherwise directed by holders of a majority of the then outstanding Shares of Beneficial Interest hereunder. Subject to the provisions of Section 3 hereof, the Trustees in office at the time of such termination shall continue in office until the liquidation is completed.

The Trust may be terminated by the Trustees at any time prior to the expiration of the period hereinabove provided.

14.	Merger.

The Trustees may at any time agree to, approve and effect the merger of the Trust into a corporation in accordance with Section 83 of Chapter 156B of the General Laws of Massachusetts, into a limited liability company in accordance with Section 59 of Chapter 156C of the General Laws of Massachusetts, or into a limited partnership in accordance with Section 16A of Chapter 109 of the General Laws of Massachusetts.

15.	Amendments.

This Declaration may be amended at any time by the Trustees in any particular except that no change may be made in the liability of the Trustees or officers, or of their agents, or of the Shareholders, no amendment may be made that would permit assessments upon Shareholders, and no amendment may be made that would limit the effect of the foregoing restrictions. A certificate signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees as aforesaid or a copy of the Declaration, as amended, and executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust.

16.	Miscellaneous.

The following additional provisions shall apply to this Declaration:

(a) The various headings in this Declaration and the groupings of the provisions hereof into separate sections and paragraphs shall not be construed to limit or restrict either the meaning or the application of any provision hereof and are for the purposes of convenience only.

(b) All notices required or permitted to be given hereunder shall be in writing and shall be effective upon receipt.

(c) All provisions of this Declaration shall be construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts, without regards to conflicts of laws principles.

(d) Where a noun or pronoun is used in this Declaration, such noun or pronoun shall be regarded as referring to the appropriate person or persons, even though it be incorrect as to gender or as to being singular or plural.

(e) This Declaration may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Trustees have hereunto set their hands and seal as of the date first written above.

/s/ Kenneth R. Beck
Kenneth R. Beck, as Trustee and not individually

/s/ Kent W. Christensen
Kent W. Christensen, as Trustee and not individually

/s/ Charles L. Allen
Charles L. Allen, as Trustee and not individually